Exhibit 99.1

       Carreker Corporation Reports Second Quarter Fiscal 2004 Results
                         and Refines Q3 2004 Guidance

    DALLAS, Aug. 31 /PRNewswire-FirstCall/ -- Carreker Corporation (Nasdaq: CANI), a leading provider of payments technology and consulting solutions for the financial services industry, today reports its second quarter results. For the quarter-ended July 31, 2004, the Company reports revenues of $29.6 million, net income of $199,000 and diluted earnings per share of $0.01.

                                      ($ in millions, except per share data)
                                          2Q             1Q             2Q
                                       FY 2004        FY 2004         FY 2003

    Total revenue                       $29.6           $29.8         $36.2
    Operating income (loss)              $0.6           $(1.2)         $4.3
    Net income (loss)                    $0.2           $(0.8)         $3.9
    Earnings (loss) per share, basic    $0.01          $(0.03)        $0.17
    Earnings (loss) per share,
     diluted                            $0.01          $(0.03)        $0.17

    Comparison of Q2 2004 vs. Q1 2004

    Second quarter 2004 revenue was $29.6 million as compared to the first quarter 2004 revenue of $29.8 million. While revenue in total was essentially flat, the Company did experience an increase in both software implementation and consulting revenue. Both the Revenue Enhancement ("RevE") consulting business segment and the Global Payments Consulting ("GPC") business segment experienced revenue increases from the prior quarter. Offsetting the aforementioned increases were declines in both software license and maintenance revenue, primarily within the Global Payments Technology ("GPT") business segment. However, the addition of a number of significant new contracts in GPT in Q2 resulted in the strongest quarterly sales to date of software and services in that segment, with the resulting revenue being recognized during the balance of 2004 and 2005. The decline in license fees in Q2 2004 from the prior quarter is primarily due to a large sale of a license for our Check Image Archive product, which generated $2.9 million of revenue during Q1. Maintenance revenue declined in Q2 versus Q1 primarily due to the timing of cash receipts on maintenance contracts. The Company's first fiscal quarter typically reflects increased maintenance revenue in association with payments on calendar year maintenance contract renewals. Gross margin in Q2 2004 was 51% versus 52% in the prior quarter.

    Second quarter 2004 operating income of $631,000 compares favorably to the $1.2 million operating loss during the first quarter 2004 primarily because of a $1.7 million litigation-related charge recorded in Q1. The second quarter included two notable items that impacted the quarter: a $1.2 million benefit associated with a change in estimate related to a reserve for a discontinued product and $1.2 million of litigation costs associated with now settled litigation.

    Comparison of Q2 2004 vs. Q2 2003

    The second quarter 2004 revenue of $29.6 million declined approximately 18% from the second quarter 2003. The decrease primarily occurred in software license, maintenance, and implementation fees. Soft sales in Q4 2003 and Q1 2004 and the timing of maintenance collections contributed to the decline in revenue. Additionally, Q2 2003 revenue was unusually high as the Company was able to recognize maintenance revenue that previously had not been recognized in Q4 2002 and Q1 2003 as some banks delayed cash payments for their maintenance renewals pending the completion of the Company's restatement. Consulting revenue increased in Q2 2004 and served to partially offset the decline in total revenue. Second quarter 2004's gross margin of 51% was below the 55% in Q2 2003 due to lower revenue in Q2 2004.

    Second quarter 2004 operating income of $631,000 was significantly below the $4.3 million operating income in the second quarter 2003 mainly due to the higher Q2 2003 revenues as noted above. This decline in operating income was partially offset by a decrease in operating expenses. Operating expenses were $1.1 million lower in Q2 2004 than Q2 2003 primarily as a result of lower personnel costs, a reduction in the Allowance for Doubtful Accounts approximating $200,000 and lower restructuring charges. Second quarter 2004 operating expenses included both the previously mentioned $1.2 million of litigation costs associated with now settled litigation and the $1.2 million benefit resulting from the change in estimated reserves related to a discontinued product.

    Guidance

    As you may recall, in the fourth quarter 2003 and the first quarter 2004 earnings conference calls we indicated that the timing of bank decisions, relative to Check 21, was generally 1 to 2 quarters later than our initial assumption. While it does appear that the decision process is picking up as reflected in our record sales contracts in GPT in Q2, the revenue impact will not be visible until later 2004 or early 2005 due to our revenue recognition policies surrounding the significant number of new products to become Generally Available or GA in Q3, Q4 of 2004 and Q1 2005.

    We continue to feel confident regarding the market and demand for products and services in our space. Consistent with our prior guidance, we believe that we are still on track for attractive revenue growth in late 2004 or early 2005. While we expect continued strength in contracted sales in Q3 and beyond, we expect revenues for Q3 to remain relatively flat and operating profits to be approximately break-even or slightly negative due to the effect of soft sales in Q4 2003 and Q1 2004, delays in implementation schedules by our Check 21 clients, increases in non-capitalized R&D expense associated with new product opportunities, and expansion of our Global Payments Consulting business segment. Q4's outlook will be very sensitive to the volume and timing of sales, product delivery, and client implementation schedules.

    "Although our second quarter profitability was not at desired levels, the record sales contracts achieved in our GPT business during the quarter is an indication that we are gaining momentum," said J.D. (Denny) Carreker, Chairman and Chief Executive Officer of Carreker Corporation. "We are positioning ourselves to take full advantage of the present and continuing opportunities afforded by recent regulatory changes as well as revenue growth pressures challenging our clients and expect to realize associated revenue growth from these changes in late 2004 or 2005."

    Conference Call

    Management has scheduled a conference call tomorrow, Wednesday, September 1, 2004, at 11:00 a.m. Eastern Time. The conference call is intended to provide a forum for a discussion of the Company's second quarter fiscal 2004 financial results, business conditions, industry trends and other points of interest to investors. To join the conference call, domestic participants dial 888-396-2384, international participants dial 617-847-8711. All participants enter the passcode 66823469. A replay of the call will be available on Wednesday, September 1 from 1:00 p.m. Eastern Time through Wednesday, September 8 at 11:45 p.m. Eastern Time. To access the replay, domestic participants dial 888-286-8010, international participants dial 617-801-6888. All replay participants enter the passcode 61805314.

    Webcast

    A live webcast of the conference call, as well as the archive webcast, will be available through the investor relations (IR) section of the Company's website at http://ir.carreker.com. The webcast will also be distributed over CCBN's Investor Distribution Network. Individual investors can listen to the call through CCBN's individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (http://www.streetevents.com).

    About Carreker Corporation

    Carreker Corporation improves earnings for financial institutions around the world. The Company's integrated consulting and software solutions are designed to increase clients' revenues and reduce their expenses, while improving security and increasing the value of their customer relationships. Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico, and the Caribbean. Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation has offices in London and Sydney. For more information, visit http://www.carreker.com.

    Forward-Looking Statements -- Except for historical information, the statements in this release, including statements regarding future financial performance, constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to the volatility in the Company's common stock price, as well as the risks and uncertainties arising out of economic, competitive, governmental and technological factors affecting the Company's operations, markets, services, products and prices. For further information concerning certain of these risks and uncertainties, see under the caption "Business-Forward Looking Statements and Risk Factors" in the Company's most recent Form 10-K for the year ended January 31, 2004. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.


                             CARREKER CORPORATION
                    Condensed Consolidated Balance Sheets
                                 (Unaudited)
                   (In thousands, except per share amounts)
                                    ASSETS
                                                     July 31,    January 31,
                                                       2004          2004
                                                     --------    -----------

    Current assets
       Cash and cash equivalents                     $28,449        $28,605
       Accounts receivable, net of allowance of
        $986 and $1,512 at July 31, 2004 and
        January 31, 2004, respectively                15,246         21,751
       Prepaid expenses and other current assets       3,288          3,331
                                                     -------       --------
    Total current assets                              46,983         53,687

    Property and equipment, net of accumulated
     depreciation of $18,768 and $17,140 at
     July 31, 2004 and January 31, 2004,
     respectively                                      6,398          6,690
    Capitalized software costs, net of
     accumulated amortization of $11,529 and
     $11,050 at July 31, 2004 and January 31, 2004,
     respectively                                      3,158          2,028
    Acquired developed technology, net of
     accumulated amortization of $13,463
     and $11,153 at July 31, 2004 and
     January 31, 2004, respectively                   12,237         14,547
    Goodwill, net of accumulated amortization
     of $3,405 at July 31, 2004 and
     January 31, 2004                                 20,806         21,193
    Customer relationships, net of accumulated
     amortization of $4,433 and $3,733 at
     July 31, 2004 and January 31, 2004,
     respectively                                      3,967          4,667
    Deferred loan costs, net of accumulated
     amortization of $1,164 and $1,028 at
     July 31, 2004 and January 31, 2004,
     respectively                                        543            680
    Other assets                                         952          1,087
                                                     -------       --------
    Total assets                                     $95,044       $104,579
                                                     =======       ========


    Current liabilities
       Accounts payable                                 $899           $913
       Accrued compensation and benefits               6,926          9,219
       Other accrued expenses                          4,309          4,520
       Income tax payable                                135            181
       Deferred revenue                               24,725         25,231
       Accrued merger and restructuring costs            536          1,898
                                                     -------       --------
    Total current liabilities                         37,530         41,962
    Long-term debt                                        --          6,250
    Other long-term liabilities                          309             49
                                                     -------       --------
    Total liabilities                                 37,839         48,261

    Commitments and Contingencies

    Stockholders' equity
       Preferred stock, $.01 par value:
        2,000 shares authorized; no shares
        issued or outstanding                             --             --
       Common stock, $.01 par value:
        100,000 shares authorized; 24,802 and
        24,357 shares issued at
        July 31, 2004 and January 31, 2004,
        respectively                                     248            244
       Additional paid-in capital                    110,253        108,757
       Accumulated deficit                           (53,293)       (52,680)
       Less treasury stock, at cost:1 common
        share at July 31, 2004 and
        January 31, 2004                                  (3)            (3)
                                                     -------       --------
    Total stockholders' equity                        57,205         56,318
                                                     -------       --------
    Total liabilities and stockholders' equity       $95,044       $104,579
                                                     =======       ========


                             CARREKER CORPORATION
               Condensed Consolidated Statements of Operations
                                 (Unaudited)
                   (In thousands, except per share amounts)

                              Three Months Ended       Six Months Ended
                                   July 31,                 July 31,
                            --------------------      --------------------
                              2004         2003         2004         2003
                              ----         ----         ----         ----

    Revenues:
     Consulting fees        $10,514       $8,202      $19,571      $14,953
     Software license fees    4,577        8,351       10,433       14,929
     Software maintenance
      fees                   10,232       14,284       21,316       22,994
     Software implementation
      fees                    3,642        4,508        6,521        9,402
     Outsourcing service
      fees                       10           --           10           --
     Out-of-pocket expense
      reimbursements            662          816        1,552        2,139
                             ------       ------       ------       ------
       Total revenues        29,637       36,161       59,403       64,417

    Cost of revenues:
     Consulting fees          5,082        5,288        9,611       10,257
     Software license fees    1,670        1,905        3,268        3,626
     Software maintenance
      fees                    3,386        3,133        7,184        6,310
     Software implementation
      fees                    3,810        5,058        7,179        9,913
     Outsourcing service fees    14           --           14           --
     Out-of-pocket expenses     652        1,038        1,595        2,291
                             ------       ------       ------       ------
      Total cost of
       revenues              14,614       16,422       28,851       32,397
                             ------       ------       ------       ------
    Gross profit             15,023       19,739       30,552       32,020

    Operating costs and
     expenses:
      Selling, general and
       administrative        11,971       12,538       24,163       24,470
      Research and
       development            1,874        1,779        3,582        3,645
      Amortization of
       intangible assets        350          350          700          700
      Restructuring and other
       nonrecurring
       charges                  197          778        2,712        1,462
                             ------       ------       ------       ------
        Total operating
         costs and expenses  14,392       15,445       31,157       30,277
                             ------       ------       ------       ------
    Income (loss) from
     operations                 631        4,294         (605)       1,743

    Other income (expense):
     Interest income             66           73          115          154
     Interest expense          (121)        (339)        (230)        (757)
     Other income (expense)     (27)          36          457           50
                             ------       ------       ------       ------
     Total other income
      (expense)                 (82)        (230)         342         (553)
                             ------       ------       ------       ------
    Income (loss) before
     provision for
     income taxes               549        4,064         (263)       1,190
    Provision for income
     taxes                      350          133          350          226
                             ------       ------       ------       ------
    Net income (loss)          $199       $3,931        $(613)        $964
                             ======       ======       ======       ======
    Basic earnings (loss)
     per share                $0.01        $0.17       $(0.03)       $0.04
                             ======       ======       ======       ======
    Diluted earnings (loss)
     per share                $0.01        $0.17       $(0.03)       $0.04
                             ======       ======       ======       ======
    Shares used in
     computing basic
     earnings (loss) per
     share                   24,671       23,547       24,524       23,547
                             ======       ======       ======       ======
    Shares used in
     computing diluted
     earnings (loss)
     per share               25,481       23,723       24,524       23,631
                             ======       ======       ======       ======

SOURCE  Carreker Corporation
    -0-                             08/31/2004
    /CONTACT: Lisa Peterson, Executive Vice President and CFO, Carreker Corporation, +1-972-371-1454, or fax, +1-972-458-2567, lpeterson@carreker.com/
    /Web site:  http://www.carreker.com
                http://ir.carreker.com /
    (CANI)

CO:  Carreker Corporation
ST:  Texas
IN:  FIN
SU:  ERN CCA ERP